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                                                                    EXHIBIT 11.1

                        COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                        Three Month Periods Ended   Six Month Periods Ended
                                                 June 30,                   June 30,
                                         --------      --------      --------      --------
                                           1997          1996          1997          1996
                                         --------      --------      --------      --------
Weighted average common shares
  outstanding for the period:

Common stock                               26,782        26,001        26,678        25,953

Preferred stock                              --            --            --            --
                                         --------      --------      --------      --------

Shares used in per share calculation       26,782        26,001        26,678        25,953
                                         ========      ========      ========      ========

Net loss                                 $ (6,714)     $(11,647)     $(14,517)     $(18,678)
                                         ========      ========      ========      ========

Net loss per share                       $  (0.25)     $  (0.45)     $  (0.54)     $  (0.72)
                                         ========      ========      ========      ========